Exhibit 5.2

Allen & Overy LLP
To:	General Electric Company 3135 Easton Turnpike Fairfield, Connecticut 06828-0001 United States	One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088
GE Capital International Holdings Limited
The Ark
201 Talgarth Road
London W6 8BJ
United Kingdom

GE Capital International Funding Company Unlimited Company
3220 Aviation House
Westpark, Shannon
County Clare
Ireland

Our ref	MCTH/KERF0040298-0000194 ICM:23660901.10
3 June 2016

Dear Sirs,

We have acted as legal advisers to General Electric Company, a New York corporation (GE), GE Capital International Holdings Limited, a private limited company, organised and existing under the laws of England and Wales (GECIHL) and GE Capital International Funding Company Unlimited Company (previously GE Capital International Funding Company), a public unlimited company, duly incorporated and existing under the Companies Act 2014 of Ireland (GECIF, and together with GE and GECIHL, the Companies) as to English law, in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of the Companies’ Registration Statement on Form S-4 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), with respect to (i) $6,106,952,000 aggregate principal amount of 2.342% Senior Notes due 2020 (the 2020 New Notes), (ii) $1,979,425,000 aggregate principal amount of 3.373% Senior Notes due 2025 (the 2025 New Notes) and (iii) $11,464,668,000 aggregate principal amount of 4.418% Senior Notes due 2035 (the 2035 New Notes, and together with the 2020 New Notes and the 2025 New Notes, the New Notes) of GECIF. The Old Notes (as defined below) were, and the New Notes will be, issued pursuant to the indenture, dated as of 26 October 2015 (the Base Indenture), as subsequently amended or supplemented by the first supplemental indenture, dated as of 2 December 2015 (the First Supplemental Indenture) and the second supplemental indenture, dated as of 3 December 2015 (the Second Supplemental Indenture and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the Indenture), among GECIF, as issuer,

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

GE and GECIHL, as guarantors (together, the Guarantors) and the Bank of New York Mellon, as trustee (the Trustee). The New Notes will be offered (the Exchange Offers) in exchange for a like principal amount of GECIF’s outstanding (i) 2.342% Senior Notes due 2020 (the 2020 Old Notes), (iii) 3.373% Senior Notes due 2025 (the 2025 Old Notes) and (iv) 4.418% Senior Notes due 2035 (the 2035 Old Notes, and together with the 2020 Old Notes and the 2025 Old Notes, the Old Notes) pursuant to the registration rights agreement, dated as of 26 October 2015 (as subsequently amended or supplemented by the counterpart, dated as of 3 December 2015, the Registration Rights Agreement) among GECIF, the Guarantors and J.P. Morgan Securities LLC, J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Citigroup Global Markets Inc., Citigroup Global Markets Limited, Barclays Bank PLC, Deutsche Bank Securities Inc., Blaylock Beal Van, LLC, CastleOak Securities, L.P., Lebenthal & Co., LLC, Loop Capital Markets LLC, Samuel A. Ramirez & Company, Inc., Mischleer Financial Group, Inc., The Williams Capital Group, L.P. and Academy Securities Inc., as the initial purchasers. The Registration Rights Agreement was executed in connection with private placements of the Old Notes. GECIF’s obligations under the New Notes will be fully and unconditionally guaranteed by the Guarantors (the Guarantees).

We have examined copies of:

(a)	the Memorandum and Articles of Association of GECIHL, certified as being those now in force pursuant to an officer’s certificate of GECIHL (the Officer’s Certificate);

(b)	resolutions of the Board of Directors of GECIHL passed on 24 November 2015 and 29 March 2016, together with a certificate (in the form of the Officer’s Certificate) that such resolutions have been duly and validly passed in accordance with the applicable law, are the only resolutions of the board of directors and shareholders of GECIHL pertaining to the subject matter thereof and are in full force and effect and unamended at the date hereof;

(c)	the Officer’s Certificate; and

(d)	the Indenture.

Our opinion is confined solely to (i) English law and (ii) the matters expressly covered in the opinion paragraphs set out below.

The Indenture is expressed to be governed by the laws of the State of New York, U.S.A. We have made no investigation of such laws and do not express or imply any opinion on such laws. In addition, we have assumed that, so far as the laws of the State of New York, U.S.A. are concerned, the Indenture constitutes legal, valid and binding obligations of GECIHL and that such laws do not qualify or affect our opinion as set out below.

We have assumed that, so far as the laws of every jurisdiction other than England and Wales are concerned, all restrictions, laws, guidelines, regulations or reporting requirements that apply to the transactions contemplated by the Indenture have been complied with and that such laws do not qualify or affect our opinion as set out below.

We have also assumed that:

(a)	insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(b)	all signatures on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, we have examined are genuine, that such copies conform to the original documents executed and that any relevant procedures for execution of such documents have been complied with by the parties thereto;

(c)	the certifications referred to in (a), (b) and (c) above are true and accurate; and

(d)	to the extent that GECIHL is a banking group company for the purposes of the Banking Act 2009 (the Banking Act) no instrument or order has been made under the Banking Act in respect of GECIHL.

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

1.	GECIHL is duly incorporated and validly existing as a private company with limited liability under the laws of England.

2.	So far as English law is concerned, the Indenture constitutes a legal, valid and binding obligation of GECIHL.

3.	The execution and delivery of the Second Supplemental Indenture and the performance of the obligations under the Indenture (including the Guarantee) by GECIHL have been (and were at the time of execution of the Second Supplemental Indenture) duly authorised by GECIHL.

4.	GECIHL has (and had at the time of execution of the Second Supplemental Indenture) the power and legal capacity under its Memorandum and Articles of Association to execute the Second Supplemental Indenture and perform under the Indenture (including the Guarantee) and the execution of the Second Supplemental Indenture and performance under the Indenture (including the Guarantee) will not contravene GECIHL’s Memorandum and Articles of Association.

This opinion is subject to the following:

(a)	Our confirmation that GECIHL is validly existing is given on the basis of the following searches and enquiries and subject to the following limitations:

(i)	We have on 3 June 2016 made a search at the Companies Registry, London which revealed:

(A)	no order or resolution for the winding-up of GECIHL;

(B)	no instrument or notice for the dissolution of GECIHL; and

(C)	no notice of appointment of a receiver or administrator.

However, the search would not reveal whether or not:

I.	a winding-up petition has been presented;

II.	an application or order for administration has been made or notice of an intention to appoint an administrator has been given; or

III.	an application or order for bank administration has been filed or made.

Furthermore, it is possible that notice of a winding-up order made, or resolution passed, or a receiver or administrator appointed may not have been filed at the Companies Registry immediately, or may have been filed but not entered on the public microfiche immediately.

(ii)	We have also on 3 June 2016 made an enquiry of the Central Index of Winding-up Petitions (the Index) which showed no record of:

(A)	the presentation of any petition for compulsory winding-up in respect of GECIHL; or

(B)	any application or order, or the filing of any documents with the court, for the appointment of an administrator in respect of GECIHL.

However, it is possible that the Index may not be completely up-to-date. Furthermore, the Index will not reveal any resolution for voluntary winding-up of GECIHL and may not reveal any application or order for a bank administration of GECIHL. We have not made any enquiries of any District Registry or County Court.

We are assuming that the results of such search and enquiry are complete and accurate and that there has been no change in the position since the times at which the search and enquiry were made.

(b)	The opinions set out above are subject to (i) all applicable limitations arising from bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and (ii) all applicable general principles of law affecting the rights of contractual parties and/or creditors generally.

(c)	The opinions set out above are subject to the provisions of the Banking Act, and secondary legislation made under it, which grant substantial resolution powers under a special resolution regime (including stabilisation powers and special insolvency proceedings) to HM Treasury, the Bank of England, the Financial Conduct Authority and the Prudential Regulation Authority to deal with the failure (or likely failure) of a UK bank, UK building society, UK investment firm or UK recognised central counterparty, which resolution powers may also be applied, subject to certain conditions, to a UK incorporated banking group company and, with modifications, to certain third country incorporated credit institutions or investment firms.

This opinion is addressed to you in connection with the Registration Statement. We acknowledge that Weil, Gotshal & Manges LLP will rely on this opinion in rendering its opinion in connection with the registration of the New Notes and the Guarantees as described in the Registration Statement. We give consent in relation to the filing of this letter as an exhibit to the Registration Statement and to the reference to Allen & Overy LLP as having given this opinion under the heading “Legal Matters” in the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the Commission.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or the application there of after the date of this opinion.

Yours faithfully,

/s/ Allen & Overy LLP

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